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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 dated August 25, 1994 pertaining to the Continental Illinois Corporation 1979 Stock Option Plan; Continental Bank Corporation 1982 Performance, Restricted Stock and Stock Option Plan; 1987 Option Agreement; Continental Bank Corporation 1991 Equity Performance Incentive Plan; and the Continental Employees Savings Incentive Plan of our report dated January 18, 1994, except for Note 2, as to which the date is January 27, 1994, with respect to the consolidated financial statements of BankAmerica Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission.




                                              /s/  ERNST & YOUNG LLP



San Francisco, California
August 22, 1994